FOR IMMEDIATE RELEASE

Neogen® Announces CFO Transition Plan

Lansing, Mich., September 15, 2025 —Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, today announced that David Naemura, Chief Financial Officer and Chief Operating Officer, has communicated his intention to depart the Company. Mr. Naemura will continue to serve in his existing roles until his departure, which is expected to occur after the Company’s filing of its 10-Q in October, and no later than the end of 2025.

Neogen has engaged a leading executive search firm to help identify the Company’s next CFO, a process that is currently underway. The transition will be supported by Mr. Naemura during his remaining tenure, along with Neogen’s finance team and Bill Waelke, Vice President, Investor Relations & Treasury who will be available to answer questions. Jim Walter, the Company’s Vice President of Global Operations, will assume oversight of Global Procurement in addition to his current responsibilities, and will report directly to Mike Nassif, Chief Executive Officer.

“We are grateful for Dave’s contributions, and the role he's played over the past three years in navigating us through a dynamic period, and we wish him every success in his next chapter,” said Mike Nassif, Neogen’s Chief Executive Officer. “As we look to the future, this transition offers an opportunity to bring in a CFO who will provide a fresh perspective to accelerate our strategic initiatives and drive sustainable, profitable growth. We are confident that Bill and our talented finance team will ensure a smooth transition, as we strive to capitalize on the significant growth opportunities in the global food safety market.”

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact:

Bill Waelke

(517) 589-4303

ir@neogen.com